UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 12, 2015

PepsiCo, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

North Carolina	1-1183	13-1584302
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

700 Anderson Hill Road, Purchase, New York		10577
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	914-253-2000

N/A
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 12, 2015, the Board of Directors (the "Board") of PepsiCo, Inc. ("PepsiCo") elected Robert C. Pohlad as an independent member of the Board, effective March 23, 2015.

Mr. Pohlad, 60, will serve on the Audit Committee upon joining the Board, to which he will bring more than two decades of financial experience and industry knowledge. Mr. Pohlad currently serves as President of Dakota Holdings, LLC, a Minneapolis-based holding company which operates more than 25 businesses in financial services and banking, commercial real estate, automotive sales and sports and entertainment. Over the course of his career, Mr. Pohlad has developed significant expertise in the beverages and finance sectors, including operational expertise in the beverage industry from the twenty-plus years he spent in a variety of senior operational and executive roles at PepsiAmericas, Inc. ("PAS") and its predecessor companies. PAS was the second largest bottler of PepsiCo products at the time of its acquisition by PepsiCo in February 2010. From 2002 to 2010, Mr. Pohlad was Chairman and Chief Executive Officer of PAS and from the time of PepsiCo’s acquisition of PAS until March 12, 2012, he received change-in-control transition payments from PepsiCo. Mr. Pohlad also served on a PepsiCo advisory board following PepsiCo’s acquisition of PAS, for which he received payments of $25,000 in 2014. This advisory board, comprised of leaders in bottling operations, was formed following the acquisition of PAS and PepsiCo’s other largest bottler in order to facilitate their efficient integration into PepsiCo. Mr. Pohlad resigned from the advisory board prior to his election to the Board.

Upon joining the Board, Mr. Pohlad will receive compensation for new non-employee directors under PepsiCo’s non-employee director compensation program. Under this program, upon joining the Board Mr. Pohlad will receive an initial stock award of 1,000 shares of PepsiCo Common Stock and a prorated annual equity award equal to a number of phantom stock units determined by dividing $82,500 by the closing price of PepsiCo Common Stock on March 23, 2015. Each phantom stock unit is intended to be the economic equivalent of a share of PepsiCo Common Stock. In addition, Mr. Pohlad is entitled to an annual cash retainer with the first prorated semi-annual payment of $18,333 to be made in June 2015.

Mr. Pohlad indirectly owns one-third of the voting interests in the Minnesota Twins, a Major League Baseball team, and the remaining voting interests are indirectly owned by Mr. Pohlad’s brothers, William Pohlad and James Pohlad. The majority of the non-voting interests in the Minnesota Twins are owned indirectly by Mr. Pohlad and members of his immediate family and through trusts for the benefit of Mr. Pohlad’s descendants and descendants of members of his immediate family. Members of Mr. Pohlad’s immediate family are employed by the Minnesota Twins, including James Pohlad who serves as its Chief Executive Officer. In fiscal 2014, PepsiCo made payments to the Minnesota Twins of approximately $860,000 in connection with a sponsorship agreement and PepsiCo received payments of approximately $700,000 from the Minnesota Twins and an independent third party in connection with the sale of PepsiCo products at the Minnesota Twins’ stadium. Transactions between the Minnesota Twins and PepsiCo, individually and in the aggregate, represented less than 1% of the annual revenues of the Minnesota Twins and PepsiCo in each of 2014, 2013 and 2012. The sponsorship agreement and sale of PepsiCo products are ongoing, and Mr. Pohlad is not involved in negotiating these arms-length transactions.

In addition, Mr. Pohlad’s wife, Rebecca Pohlad, and their children are beneficiaries of irrevocable trusts that own Christen Group, LLC ("Christen Group") and Mr. Pohlad’s father-in-law, Paul Christen, is an executive officer of Christen Group. In fiscal 2014, PepsiCo made payments of approximately $170,000 to Christen Group in connection with the leasing of a distribution center owned by Christen Group. PepsiCo entered into the lease in August 2013, prior to Christen Group’s acquisition of the distribution center in December 2013. Transactions between Christen Group and PepsiCo, individually and in the aggregate, represented less than 1% of the annual revenues of Christen Group and PepsiCo in each of 2014 and 2013. The lease expires in October 2023.

The Board thoroughly considered the relationships described above and determined that they do not impair Mr. Pohlad’s independence or his ability to exercise independent judgment in carrying out the responsibilities of a director.

Ray L. Hunt will retire from the Board, effective at PepsiCo’s Annual Meeting of Shareholders on May 6, 2015, pursuant to PepsiCo’s policy that directors retire at the expiration of their annual term following their 72nd birthday.

Item 7.01 Regulation FD Disclosure.

The information in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that Section and shall not be deemed incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Attached as Exhibit 99.1 and incorporated by reference into this Item 7.01 is a copy of the press release issued by PepsiCo, dated March 13, 2015.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
99.1 Press Release issued by PepsiCo, Inc., dated March 13, 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PepsiCo, Inc.

March 13, 2015	By:	/s/ Cynthia Nastanski

Name: Cynthia Nastanski
Title: Senior Vice President, Corporate Law and Deputy Corporate Secretary

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by PepsiCo, Inc., dated March 13, 2015.